MACE SECURITY INTERNATIONAL, INC.
FORM S-8

EXHIBIT 4.2
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                             AMENDMENT NO. 1 TO THE
        MACE SECURITY INTERNATIONAL, INC. NONQUALIFIED STOCK OPTION PLAN

1. Section 5 of the Mace Security International, Inc. NonQualified Stock Option Plan shall be amended by deleting the phrase "The Board, upon recommendation of the Committee, may grant Options to any employee, director or distributor of, or consultant to, the Company or any Subsidiary; provided, however, that in the case of a Subsidiary described in Section 2.11 (b), Options may be granted only to employees." and replacing it with the following:

      "The Board, upon recommendation of the committee, may grant Options to any employee, former employee, director or distributor of, or consultant to, the Company or any Subsidiary; provided, however, that in the case of a Subsidiary described in Section 2.11 (b), Options may be granted only to employees."

2. Section 8 of the Mace Security International, Inc. NonQualified Stock Option Plan shall be amended by adding the following to the end thereof:

      "(c) Notwithstanding paragraph (a), the board, in its discretion, and by resolution, may include a condition that the option granted the Participant shall survive Termination of Service."